Exhibit 4
NAVARRE CORPORATION
Amended and Restated
2004 Stock Plan
SECTION 1. PURPOSES OF THE PLAN
     The purposes of the Navarre Corporation 2004 Stock Plan (the “Plan”) are (a) to promote the long-term interests of Navarre Corporation (the “Company”) and its shareholders by strengthening the Company’s ability to attract, motivate and retain key personnel and (b) to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company’s shareholders.
SECTION 2. DEFINITIONS
     As used in the Plan:
     “Award” means any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Share, Performance Unit, dividend equivalent, cash-based award or other incentive payable in cash or in Shares as may be designated by the Committee from time to time under the Plan.
     “Board” means the Board of Directors of the Company.
     “Change of Control Transaction” means a transaction involving any of the following:
(a) the approval by the shareholders of the Company of (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) any plan or proposal for the liquidation or dissolution of the Company, or (iii) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;
(b) a change in control of the Company of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;
(c) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any Person that such Person has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities,
(d) individuals who constitute the board of directors of the Company prior to the transaction cease for any reason to constitute at least a majority thereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Committee” means the Company’s Compensation Committee or any other committee or persons designated by the Board to administer this Plan under Section 3 hereof. The Committee shall consist of not less than three members of the Board and, except as otherwise determined by the Board, such persons shall be “non-employee directors” under Exchange Act Rule 16b-3 and “outside directors” under Section 162(m) of the Code.
     “Common Stock” means the common stock, no par value, of the Company or the number and kind of shares of stock or other securities into which such Common Stock may be changed into in accordance with Section 15 of the Plan.
     “Company” means Navarre Corporation, a Minnesota corporation.
     “Covered Employee” means a “covered employee” as that term is defined in Section 162(m)(3) of the Code.
     “Effective Date” has the meaning set forth in Section 19.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Extraordinary Items” means (a) extraordinary, unusual and/or nonrecurring items of gain or loss, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, or (d) the effects of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.
     “Fair Market Value” means the opening price for the Common Stock on the NASDAQ National Market System during a regular session trading for a single trading day as reported for such day on www.nasdaq.com or such other source the Committee deems reliable. The applicable trading day for determining Fair Market Value (a) in connection with the grant of Awards shall be the Grant Date and (b) otherwise shall be as determined by the Committee in its sole discretion. If no reported price for the Common Stock exists on the NASDAQ National Market System for the applicable trading day, then such price shall be determined by the Committee as follows:
(a) If the Common Stock is listed for trading on one of more national securities exchanges, or is traded on the NASDAQ Stock Market (including the NASDAQ Small Cap Market), then the price shall be the last reported sales price on such national securities exchange or the NASDAQ Stock Market, or if such Common Stock shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange on the first day prior thereto on which such Common Stock was so traded; or
(b) If the Common Stock is not listed for trading on a national securities exchange or the NASDAQ Stock Market, but is traded in the over-the-counter market, including the NASDAQ OTC Bulletin Board, then the price shall be the closing bid price for such Common Stock, or if there is no closing bid price for such Common Stock on such date, the closing bid price on the first day prior thereto on which such price existed; or
(c) If neither (a) nor (b) is applicable, by any means fair and reasonable by the Committee, which determination shall be final and binding on all parties.
     “Grant Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

     “Nonemployee Director” has the meaning set forth in Rule 16b-3 promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.
     “Option” means a right to purchase Common Stock granted under Section 7.
     “Participant” means any eligible person set forth in Section 5 to whom an Award is granted.
     “Plan” means the Navarre Corporation 2004 Stock Plan.
     “Related Company” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.
     “Related Party Transaction” means (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (b) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company, so long as, immediately after the transaction, at least a majority of the outstanding securities of the Successor Company are held by holders of the outstanding voting securities of the Company immediately prior to the transaction; or (d) a corporate dissolution or liquidation.
     “Restricted Stock” means an Award of Shares granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Committee.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Shares” means shares of Common Stock, as defined above.
     “Stock Unit” means an Award granted under Section 9 denominated in units of Common Stock.
     “Successor Company” means the surviving company, the successor company or its parent, as applicable, in connection with a Change of Control Transaction.
SECTION 3. ADMINISTRATION
3.1. Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power to make Awards and to determine when and to whom Awards shall be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee may determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or cancelled, forfeited or suspended. The Committee shall have the authority to interpret this Plan and any Award or Agreement made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, to determine the terms and provisions of any Agreements entered into hereunder (not inconsistent with this Plan), and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive.

3.2. Delegation of Authority. The Committee may delegate all or any part of its authority under this Plan to (i) one or more subcommittees which may consist solely of “non-employee directors” under Exchange Act Rule 16b-3 and “outside directors” under Section 162(m) of the Code and (ii) persons who are not non-employee directors for purposes of determining and administering Awards solely to Employees who are not then subject to the reporting requirements of Section 16 of the Exchange Act.
3.3. Rule 16b-3. It is the intent that this Plan and all Awards granted pursuant to it shall be administered by the Committee (or a subcommittee thereof) so as to permit this Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of this Plan or any Award would otherwise frustrate or conflict with the intent expressed in this Section 3.3, that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid such conflict.
3.4. Indemnification. To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.
3.5. Dividends or Dividend Equivalents. If the Committee so determines, any Award granted under the Plan may be credited with dividends or dividend equivalents paid with respect to the underlying shares. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate and may determine the form of payment, including cash, Shares, Restricted Stock or otherwise.
SECTION 4. STOCK SUBJECT TO THE PLAN
4.1. Authorized Number of Shares. Subject to adjustment from time to time as provided in Section 15, the maximum number of Shares available for issuance pursuant to all Awards under the Plan shall be 2,500,000.
4.2. Share Usage.
(a)	Shares covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of Shares thereunder or if Shares are issued under the Plan to a Participant and are thereafter reacquired by the Company, the Shares subject to such Awards and the reacquired Shares shall again be available for issuance under the Plan. Any Shares tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award shall be available for Awards under the Plan. The number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Stock Units, Performance Shares or Performance Units. All Shares issued under the Plan may be either authorized and unissued Shares or issued shares reacquired by the Company.

(b)	The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c)	Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.
SECTION 5. ELIGIBILITY
     An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities. Notwithstanding the foregoing, only individuals who are employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) may be granted Incentive Stock Options.
SECTION 6. AWARDS
6.1. Form and Grant of Awards. The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone, in addition to or in tandem with any other type of Award. Notwithstanding the foregoing, no Participant shall be granted in any one fiscal year of the Company an Award or Awards of any combination of Options and Stock Appreciation Rights, the value of which is based solely on an increase in the value of the Shares after the Grant Date within the meaning of Section 162(m) of the Code, covering more than 300,000 Shares in the aggregate (subject to adjustment as provided in Section 15).
6.2. Evidence of Awards. Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and are not inconsistent with the Plan.
6.3. Deferrals. The Committee may permit or require a Participant to defer receipt of the payment of any Award to the extent permitted by law. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.
SECTION 7. OPTIONS
7.1. Grant of Options. The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.
7.2. Option Exercise Price. The exercise price for Shares purchased under an Option shall be as determined by the Committee, but shall not be less than the Fair Market Value of the Common Stock on the Grant Date, except the Committee, in its sole discretion, may grant Nonqualified Stock Options at an exercise price that is other than the Fair Market Value of the Common Stock on the Grant Date as substitute awards in connection with a transaction involving a Change in Control Transaction or a Related Party Transaction. In no event shall the Committee cancel any outstanding Option for the purpose of reissuing the Option to the Participant at a lower exercise price or reduce the exercise price of an outstanding Option.
7.3. Term of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Committee, which shall not be more than ten years from the Grant Date, or, if not so established, shall be ten years from the Grant Date.
7.4. Exercise of Options. The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of Shares with respect to which the Option is being exercised, the restrictions imposed on the Shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole Shares and may not be exercised for less than a reasonable number of Shares at any one time, as determined by the Committee.
7.5. Payment of Exercise Price. The exercise price for Shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of Shares purchased. Such consideration must be paid before the Company will issue the Shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:
(a)	cash;

(b)	check or wire transfer,

(c)	tendering Shares already owned by the Participant, provided that the Shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation;

(d)	to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(e)	such other consideration as the Committee may permit in its sole discretion.
7.6. Attestation. Whenever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares rather than physical delivery, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number Shares from the Shares issued upon the exercise of the Option.
7.7. Post-Termination Exercises. The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, any of which provisions may be waived or modified by the Committee at any time.

     Other than with respect to Incentive Stock Options, a Participant’s change in status from an employee to a consultant, agent, advisor or independent contractor, or a change in status from a consultant, agent, advisor or independent contractor to an employee, shall not be considered a termination of service for purposes of this Section 7. With respect to Incentive Stock Options, a Participant’s change in status from being an employee to not being an employee shall be considered a termination of employment or service for purposes of this Section 7.
7.8. Incentive Stock Options. The terms of any Incentive Stock Options shall comply in all respects with the provisions of Section 422 of the Code. Individuals who are not employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) may not be granted Incentive Stock Options. An individual who owns more than ten percent of the total combined voting power of all classes of stock of the Company (or one of its parent or subsidiary corporations) within the meaning of Section 422 of the Code may not be granted Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under the Code (the Fair Market Value being determined as of the Grant Date for the Option), such portion in excess of $100,000 shall be treated as Nonqualified Stock Options. This provision shall be applied by taking Incentive Stock Options into account in the order in which they were granted, subject to any Incentive Stock Option, the ability of which to be exercised has accelerated, being taken into account in the year in which the acceleration occurs. If the $100,000 limitation applies to an Incentive Stock Option, the Company may, but is not required to, (i) issue a separate stock certificate for the stock that is issued with respect to the portion of the Incentive Stock Option that is treated as an Incentive Stock Option and designate such stock as Incentive Stock Option stock in the Company’s transfer records and (ii) issue a separate stock for the stock that is issued with respect to the portion of the Incentive Stock Option that is treated as an Nonqualified Stock Option and designate such stock as Nonqualified Stock Option stock in the Company’s transfer records. The Committee, in its sole discretion, may determine the Fair Market Value of Common Stock for purposes of Incentive Stock Options pursuant to a method that differs from the method that is set forth in the definition of Fair Market Value for purposes of the Plan if it is necessary to comply, or advisable in the Committee’s sole discretion to ensure compliance, with the provisions of Section 422 of the Code.
SECTION 8. STOCK APPRECIATION RIGHTS
8.1. Grant of Stock Appreciation Rights. The Committee may grant stock appreciation rights (“Stock Appreciation Rights” or “SARs”) to Participants at any time. An SAR may be granted in tandem with an Option or alone (“freestanding”). Any SAR that relates to an Incentive Stock Option must be granted at the same time that the Incentive Stock Option is granted. The grant price of a tandem SAR shall be equal to the exercise price of the related Option, and the grant price of a freestanding SAR shall be equal to the Fair Market Value of the Common Stock for the Grant Date. An SAR may be exercised upon such terms and conditions and for the term as the Committee may determine, in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be as established for that SAR by the Committee or, if not so established, shall be ten years from the Grant Date, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.
8.2. Payment of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock for the date of exercise over the grant price by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in shares of Common Stock of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion.
SECTION 9. RESTRICTED STOCK AND STOCK UNITS
9.1. Grant of Restricted Stock and Stock Units. The Committee may grant Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or a Related Company or the achievement of any of the Performance Criteria set forth in Section 11.1), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.
9.2. Issuance / Transferability of Shares. Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant and (b) Stock Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.
9.3. Dividends and Distributions. Participants holding shares of Restricted Stock or Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.
9.4. Waiver of Restrictions. Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that the Committee may not adjust performance goals for any Restricted Stock or Stock Unit intended to be exempt under Section 162(m) of the Code for the year in which the Restricted Stock or Stock Unit is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.
SECTION 10. PERFORMANCE SHARES AND PERFORMANCE UNITS
10.1. Grant of Performance Shares. The Committee may grant Awards of performance shares (“Performance Shares”) and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Covered Employee. The Committee, in its discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares.

10.2. Grant of Performance Units. The Committee may grant Awards of performance units (“Performance Units”) and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the amount earned under Performance Unit Awards upon satisfaction of any performance goal by any Covered Employee, and the maximum amount earned by any Covered Employee in any calendar year (without regard to any amounts earned by the Covered Employee with respect to Awards that, pursuant to Section 11, are subject to Performance Criteria (as defined in Section 11)) may not exceed $1,000,000. The Committee, in its discretion, may substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit.
SECTION 11. PERFORMANCE GOALS
11.1. Awards Subject to Performance Goals. Awards of Restricted Stock, Stock Units, Performance Shares, Performance Units and other Awards made pursuant to the Plan may be made subject to the attainment of preestablished, objective performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, for example: return on average common shareholders’ equity; return on average equity; total shareholder return; stock price appreciation; efficiency ratio; net operating expense; earnings per diluted share of Common Stock; per share earnings before transaction-related expense; per share earnings after deducting transaction-related expense; return on average assets; ratio of nonperforming to performing assets; return on an investment in an affiliate; net interest income; net interest margin; ratio of common equity to total assets; and customer service metrics (the “Performance Criteria”). Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. Performance Criteria does not include the mere continued employment of the individual to whom the Award is made.
11.2. Use and Calculation of Performance Criteria. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Extraordinary Items. Performance Criteria shall be established by the Committee and shall be derived from the Company’s audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report. The Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Criteria.
11.3. Adjustments and Restrictions Thereon. With respect to an Award that is subject to Performance Criteria under this Section 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to the Award except to the extent that the downward adjustment will result in an upward adjustment to another Award that is subject to Performance Criteria under this Section 11. This Section 11.3 does not prohibit or limit adjustments (either downward or upward) that are made pursuant to Section 15.1 and that otherwise satisfy the requirements under Section 162(m)(4)(C) of the Code. The Committee may not waive the achievement of the applicable Performance Criteria with respect to an Award except, in its discretion, in the case of the death or disability of a Covered Employee.
11.4. Section 162(m)(4)(C) Requirements. The annual maximum amount of compensation that a Participant may receive with respect to Awards that are subject to Performance Criteria under this Section 11 is $2,000,000. In addition, the Committee shall have the power to impose such other restrictions on Awards that are subject to Performance Criteria under this Section 11 as it may deem necessary to ensure that such Awards qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS
     In addition to the Awards described in Sections 7 through 10, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.
SECTION 13. WITHHOLDING
     The Company may require the Participant to pay to the Company the amount of any taxes or similar charges that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting, exercise, or receipt of an Award. The Company shall not be required to issue any Shares, to make any payment, to transfer any other property, or to take any comparable action under the Plan until such obligations are satisfied.
     The Committee, in its sole discretion, may permit or require a Participant to satisfy all or part of the withholding obligations with respect to the Participant’s Award by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of Shares that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock), having a Fair Market Value sufficient to meet the tax withholding obligations, or (d) surrendering a number of Shares the Participant already owns, having a Fair Market Value sufficient to meet the tax withholding obligations. The value of any shares withheld or surrendered may not exceed the employer’s minimum tax withholding obligation, and, to the extent such shares were acquired by the Participant from the Company as compensation, the shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes.
SECTION 14. ASSIGNABILITY
     No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent a Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and, with respect to Incentive Stock Options, only if permitted in the future by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.
SECTION 15. ADJUSTMENTS
15.1. Adjustment of Shares. In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities that may be issued to an individual in any one calendar year as set forth in Section 4.3; (iii) the maximum number and kind of securities that may be made subject to the different types of Awards available under the Plan; and (iv) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.
     The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.
     Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change in Control Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.
     Notwithstanding the foregoing, no change will be made to an Incentive Stock Option that would constitute a modification within the meaning of Section 424(h)(3) of the Code or that otherwise would cause the Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.
15.2. Dissolution or Liquidation. To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Options and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.
15.3. Change in Control Transaction. Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of a Change in Control Transaction, the following shall occur with respect to any and all Awards outstanding as of such Change in Control Transaction:
     (a) Any and all Stock Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;
     (b) Any restrictions imposed on Restricted Shares shall lapse; and
     (c) Unless otherwise specified in a Participant’s Award Agreement at time of grant, the maximum payout opportunities attainable under all outstanding Awards of Performance Units, Performance Shares and Other Incentive Awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the Change of Control Transaction. The vesting of all such Awards shall be accelerated as of the effective date of the Change of Control Transaction, and in full settlement of such Awards, there shall be paid out in cash, or in the sole discretion of the Committee, Shares with a Fair Market Value equal to the amount of such cash, to Participants within thirty (30) days following the effective date of the Change of Control Transaction the maximum of payout opportunities associated with such outstanding Awards.
15.4. Further Adjustment of Awards. Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or Change in Control Transaction, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting of restrictions and other modifications, and the Committee may take such actions with respect to all

Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change in control that is the reason for such action.
     Notwithstanding the foregoing, the Committee will not take any action with respect to an Incentive Stock Option that would constitute a modification within the meaning of Section 424(h)(3) of the Code or that otherwise would cause the Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option, and it will not take any action with respect to an Award that is subject to Performance Criteria under Section 11 that would cause the Award not to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.
15.5. Limitations. The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
15.6. No Fractional Shares. In the event of any adjustment in the number of Shares covered by any Award, each such Award shall cover only the number of full Shares resulting from such adjustment.
SECTION 16. AMENDMENT AND TERMINATION
16.1. Amendment, Suspension or Termination of the Plan. The Board or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or rule, shareholder approval shall be required for any amendment, suspension, or termination to the Plan.
16.2. Term of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) the adoption of the Plan by the Board and (b) the Effective Date.
     After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.
16.3. Consent of Participant. The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any outstanding Award granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a modification within the meaning of Section 424(h)(3) of the Code or that otherwise would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Sections 15.1 through 15.3 shall not be subject to these restrictions.
SECTION 17. GRANTING OF OPTIONS TO DIRECTORS WHO ARE NOT EMPLOYEES
17.1 Initial Awards. Each newly elected or appointed director, who is not an employee of the Registrant, shall receive at the beginning of the initial term of service an Option to purchase 20,000 Shares at an exercise price equal to Fair Market Value on such date. Such Options shall be Nonqualified Stock Options.

17.2 Annual Awards. Each director who is not an employee of the Registrant and serves as a director on April 1 of each year, beginning on April 1, 2005 shall receive an Option to purchase 6,000 Shares at an exercise price equal to Fair Market Value on such date. Such Options shall be Nonqualified Stock Options.
17.3 Stock Option Terms. Each Option granted prior to September 15, 2005, shall vest in increments of 20% of the original Option grant beginning one year from the date of grant and shall expire on the earlier of (i) six years from the date of grant, and (ii) one year after the person ceases to serve as a director. Each Option granted on or after September 15, 2005, shall vest in increments of 33 1/3 % of the original Option grant beginning one year from the date of grant, shall expire on the earlier of (i) ten years from the date of grant, and (ii) one year after the person ceases to serve as a director. The vesting of Director Options will accelerate if the grantee ceases to serve as a director as a result of the Registrant’s mandatory director retirement rule. Subject to the foregoing, all provisions of this Plan not inconsistent with the forgoing shall apply to the Options granted to the directors who are not employees.
17.4 Awards Preceding Mandatory Retirement. Any director who is not an employee of the Registrant and who is ineligible to stand for re-election because of the Registrant’s mandatory retirement policy, shall receive on April 1 of each of the last two years of such director’s last term, in lieu of the annual stock options provided for in Section 17.2 above, an Award of 3,000 Shares of Restricted Stock. The Shares of Restricted Stock covered by each such Award shall be forfeited if the director does not complete the last term of service for any reason other than retirement and shall become freely transferable by the director at the end of the last term of service.
SECTION 18. GENERAL
18.1. No Individual Rights. No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.
     Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.
18.2. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or a Related Company, unless expressly so provided by such other plan, contract or arrangement or the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
18.3. Issuance of Shares. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

     The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any Shares, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for Shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.
     To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
18.4. No Rights as a Shareholder. Unless otherwise provided by the Committee or in the instrument evidencing the Award or in any other written agreement between a Participant and the Company or a Related Company, no Option or Award shall entitle the Participant to any voting or other right of a shareholder unless and until the date of issuance under the Plan of the Shares that are subject of such Award.
18.5. Compliance with Laws and Regulations. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting, or conditioning the Plan with respect to other Participants.
18.6. Participants in Other Countries. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.
18.7. No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.
18.8. Successors and Assigns. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.
18.9. Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10. Choice of Law. The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Minnesota without giving effect to principles of conflicts of law.
18.11. Code Interpretation. Each reference in the Plan to a section of the Code will be interpreted to include the section itself, any successor provision thereto, the Treasury regulations thereunder (or under a successor provision), and all applicable administrative or judicial guidance relating thereto.
SECTION 19. EFFECTIVE DATE
     The Plan was adopted by the Board on July 21, 2004 and approved by the Company’s shareholders on September 13, 2004. The Plan became effective (the “Effective Date”) immediately following shareholder approval of the Plan.
     This Amended and Restated Plan became effective as to the amendments to the original Plan on September 15, 2005, the date the amendment to the Plan was approved by the Company’s shareholders.